Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Liberty Media Corporation:

We consent to the incorporation by reference in the following registration statements of Liberty Media Corporation and subsidiaries (the Company) of our reports dated February 26, 2016, with respect to the consolidated balance sheets of the Company as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive earnings (loss), cash flows, and equity for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10‑K of the Company.

Description	Registration Statement No.	Description
S-8	333-185992	Liberty Media Corporation Transitional Stock Adjustment Plan
S-8	333-185987	Liberty Media 401(k) Savings Plan
S-8	333-190018	Liberty Media Corporation 2013 Nonemployee Director Incentive Plan (Amended and Restated as of December 17, 2015)
S-8	333-190016	Liberty Media Corporation 2013 Incentive Plan (Amended and Restated as of March 31, 2015)
S-8	333-197588	Liberty Media Corporation Transitional Stock Adjustment Plan
S-8	333-197589	Liberty Media 401(k) Savings Plan
S-8	333-197590	Liberty Media Corporation 2013 Incentive Plan, as amended (Amended and Restated as of March 31, 2015)
S-8	333-197591	Liberty Media Corporation 2013 Nonemployee Director Incentive Plan, as amended (Amended and Restated as of December 17, 2015)
S-8	333-204878	Liberty Media Corporation 2013 Nonemployee Director Incentive Plan (Amended and Restated as of December 17, 2015)
S-4	333-208699

Reclassification and exchange of the Company’s existing common stock for shares of three new tracking stocks to be designated the Liberty SiriusXM common stock, the Liberty Braves common stock, and the Liberty Media common stock

/s/ KPMG LLP

Denver, Colorado
February 26, 2016